As of December 31, 2017, the following persons or entities no longer own more than 25% of a Funds' voting security.

Person/Entity

Victory Commodity Volatility Wtd Index Strategy Fund
Pershing LLC

Victory CEMP Long/Short Strategy Fund
Charles Schwab & Co., Inc.

Victory CEMP Long/Short Strategy Fund
Gerlach Nominee and Co. LLC

Victory Global High Dividend Defensive Fund
LPL Financial Corporation